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                      February 23, 2023

       M.P. Vijay Kumar
       Chief Financial Officer
       Sify Technologies Limited
       TIDEL Park, 2nd Floor
       4, Rajiv Gandhi Salai
       Taramani, Chennai 600113 India

                                                        Re: Sify Technologies
Limited
                                                            Form 20-F for the
Fiscal Year Ended March 31, 2022
                                                            Filed June 10, 2022
                                                            File No. 000-27663

       Dear M.P. Vijay Kumar:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology